Exhibit 10.1

Executed Version

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON THE PARTIES HERETO

RESTRUCTURING SUPPORT AGREEMENT
This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, which include, without limitation, the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 10, 2019, is entered into by and among: Weatherford International Plc (“WIL-Ireland”), Weatherford International Ltd. (“WIL- Bermuda”) and Weatherford International, LLC (“WIL-Delaware” and, together with WIL- Ireland and WIL-Bermuda, each a “Debtor” and collectively, the “Debtors”) and (ii) the holders of notes (the “Noteholders”) issued pursuant to: (a) the Indenture dated as of October 1, 2003 (as amended, restated, modified, supplemented or replaced from time to time, the “2003 Indenture”) among WIL-Bermuda, as issuer, and Deutsche Bank Trust Company Americas, as trustee and (b) the Indenture dated as of June 18, 2007 (as amended, restated, modified, supplemented or replaced from time to time, the “2007 Indenture” and, together with the 2003 Indenture, the “Indentures”) among WIL-Delaware, as issuer, WIL-Bermuda, WIL-Ireland and Deutsche Bank Trust Company Americas, as trustee (in such capacity, under each of the Indentures, together with any successor thereto under either or both Indentures, the “Indenture Trustee”), that hold claims against the Debtors arising on account of the Indentures and the notes issued thereunder, the “Notes Claims”), in each case, and that are signatories hereto (collectively, with any Noteholder that may become a party hereto in accordance with Sections 13 and 34 of this Agreement, the “Consenting Noteholders”). This Agreement collectively refers to the Debtors and the Consenting Noteholders as the “Parties” and each individually as a “Party.” Unless otherwise noted, capitalized terms used but not defined herein have the meanings ascribed to them in this Agreement or in the Term Sheet (as defined herein).

RECITALS
WHEREAS, as of the date of this Agreement, the Consenting Noteholders hold Notes Claims against the Debtors in aggregate principal amount of approximately $4,566,572,452;

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations regarding the principal terms of a prepackaged chapter 11 plan of reorganization (as may be amended or supplemented from time to time in accordance with the terms of this Agreement, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”) by which the Debtors will seek to restructure the Notes Claims and certain of their other obligations, to cancel the existing equity interests of WIL-Ireland and to recapitalize in accordance with the terms provided in the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”)

and incorporated herein pursuant to Section 3 of this Agreement, through (a) jointly-administered voluntary cases to be commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), and (b) an examinership proceeding to be commenced by WIL-Ireland under the laws of Ireland (the “Examinership Proceeding” and, together with the Chapter 11 Cases, the “Cases”). The restructuring contemplated by the Plan and a scheme of arrangement based on the Plan submitted for approval in the Examinership Proceeding (the “Scheme of Arrangement”) are together referred to in this Agreement as the “Restructuring”;

WHEREAS, each of the Parties has reviewed, or has had the opportunity to review, the Term Sheet and this Agreement with the assistance of legal and financial advisors of its own choosing; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT
1.RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that each of the following conditions shall have been satisfied:

(a)	Each Debtor has duly executed and delivered signatures pages to this Agreement; and

(b)	Consenting Noteholders holding, in the aggregate, at least 50% of the outstanding aggregate principal amount of all Notes Claims have duly executed and delivered signatures pages to this Agreement.

2.Form of Restructuring.

(a)
The Debtors shall, as soon as practicable but subject to the satisfaction or waiver of the conditions precedent contained in the Definitive Documentation, effectuate the Restructuring through confirmation and consummation of the Plan and the execution and delivery of the Definitive Documentation, in each case on terms and conditions consistent with the Term Sheet, in the Cases.

(b)
Where the provisions of this Agreement and the Term Sheet refer or apply to the Chapter 11 Cases, the Bankruptcy Court and/or the Plan (including Definitive Documentation (as defined below) and any other documentation relating or relevant thereto) or events, circumstances or procedures in the

United States (the “US Process”) but do not equally reference or apply to the Examinership Proceeding, the Irish court and/or the Scheme of Arrangement (including Definitive Documentation and any other documentation relating or relevant thereto) or equivalent events, circumstances or procedures in Ireland (the “Irish Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to the Irish Process (and, if necessary, this Agreement and the Term Sheet will be deemed to include provisions relating to the Irish Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to the Irish Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit and intent of this Agreement and the Term Sheet. For the avoidance of doubt, the foregoing will not require the provision of any additional funding to WIL-Ireland in addition to the funding contemplated in the US Process by this Agreement in the Term Sheet.

3.Exhibits and Schedules Incorporated by Reference. Each of the exhibits and schedules attached hereto (including, without limitation, the Term Sheet) and each of the schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern and control to the extent of such inconsistency except that, in the event of any inconsistency between this Agreement and the Term Sheet, the Term Sheet shall govern and control.

4.Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documentation”) shall include:

(i)	the Plan;

(ii)	the Scheme of Arrangement;

(iii)	an order confirming the Plan (the “Confirmation Order”);

(iv)	an order of an Irish court approving the Scheme of Arrangement;

(v)
the disclosure statement with respect to the Plan, the other solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), and an order entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);

(vi)
a motion seeking approval of the Debtors’ incurrence of post- petition debt financing (the “DIP Motion”) and the credit agreement with respect thereto (the “DIP Credit Agreement”); the interim and final orders granting the DIP Motion (the “Interim DIP Order” and “Final DIP Order”, respectively, and collectively, the “DIP Orders” and together with the DIP Motion and DIP Credit Agreement, the “DIP Financing Documents”);

(vii)	a motion by the Debtors seeking Bankruptcy Court approval to assume this Agreement pursuant to section 365(a) of the Bankruptcy Code (the “RSA Motion”);

(viii)	an order approving the RSA Motion (the “RSA Order”);

(ix)	the agreement with respect to the post-Plan Effective Date financing, and any agreements, commitment letters, documents, or instruments related thereto (the “Exit Facility Documents”);

(x)	the warrant agreement and any related agreements and documentation (the “Warrant Documents”);

(xi)	any list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected;

(xii)
any supplement to the Plan (the “Plan Supplement”) including, without limitation, any constitutional, organizational and other documents of the Debtors setting forth the rights of stockholders after the Plan Effective Date, including, but not limited to, any charters, bylaws, operating agreements, stockholders’ or unitholders’ agreements, registration rights agreements, or other similar agreements (the “Corporate Governance Documents”); and

(xiii)	any document or filing identified in the Term Sheet as being subject to approval or consent rights under Section 4(b) of this Agreement.

(b)
The Definitive Documentation remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the Term Sheet. Except where otherwise specified in this Agreement or the Term Sheet or agreed to in writing by the Parties, the Definitive Documentation (other than the Corporate Governance Documents) shall otherwise be in form and substance reasonably acceptable to the Debtors, on the one hand, and the Required Consenting Noteholders[1], on the other hand; provided, however, that:

1 “Required Consenting Noteholders” shall mean, subject to Section 28, the Consenting Noteholders, holding at least 66 ⅔% of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders.

(i)	The Corporate Governance Documents shall, in each case, be consistent with the Term Sheet and otherwise satisfactory to the Required Consenting Noteholders in their sole discretion;

(ii)
The Exit Facility Documents shall, in each case, be consistent with the Term Sheet and (A) otherwise satisfactory to the Debtors and the lenders under the Exit Facility Documents, each in their sole discretion and (B) otherwise reasonably satisfactory to the Required Consenting Noteholders; and

(iii)
The DIP Financing Documents shall, in each case, be consistent with the Term Sheet and (A) otherwise satisfactory to the Debtors and the lenders under the DIP Financing Documents, each in their sole discretion and (B) otherwise reasonably satisfactory to the Required Consenting Noteholders.

(c)
The Debtors shall use good faith efforts to provide to the Consenting Noteholders’ legal counsel drafts of all motions or applications, including proposed orders, and other documents that the Debtors intend to file with the Bankruptcy Court not less than three (3) Business Days[2] before the date when the Debtors intend to file any such motion, application or document, including for the avoidance of doubt, all first day motions and orders; provided, however, that in the event that three (3) Business Days’ notice is impossible or impracticable under the circumstances, the Debtors shall provide draft copies of any motions, applications, including proposed orders and any other documents the Debtors intend to file with the Bankruptcy Court to the Consenting Noteholders’ legal counsel as soon as otherwise practicable before the date when the Debtors intend to file any such motion, application or document. The Debtors shall notify the Consenting Noteholders’ legal counsel telephonically or by electronic mail to advise them of the documents to be filed and the facts that make the provision of advance copies not less than three (3) Business Days before submission impossible or impracticable.

5.Mutual Agreement of the Parties to Support the Restructuring. Each of the Parties to this Agreement agrees, severally and not jointly, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) applicable to such Party, to:

(a)
use commercially reasonable best efforts to support and cooperate with the other Parties to this Agreement and use reasonable best efforts to take or cause to be taken all actions reasonably necessary to consummate the

2 “Business Day” means any day, other than a Saturday, Sunday, or legal holiday, in each case, in New York, New York

Restructuring on the terms and subject to the conditions set forth in the Term Sheet and this Agreement; and

(b)	negotiate in good faith any terms of the Definitive Documentation that are subject to negotiation as of the RSA Effective Date.

6.Commitments of Consenting Noteholders.

(a)
Each Consenting Noteholder agrees, severally and not jointly, as applicable, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 12 of this Agreement) with respect to the Consenting Noteholders, so long as it remains the legal owner, beneficial owner and/or investment advisor or manager of or with power and/or authority to bind any Notes Claims, to use commercially reasonable efforts to:

(i)
(A) subject to receipt of the Disclosure Statement, vote all of its Notes Claims against, or interests in, as applicable, the Debtors now or hereafter owned by such Consenting Noteholder (or which such Consenting Noteholder now or hereafter has voting control over) to accept the Plan and Scheme of Arrangement in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials that meet the requirements of applicable law, including sections 1125 and 1126 of the Bankruptcy Code and any similar laws applicable to the Examinership Proceeding; (B) timely return a duly-executed ballot in connection therewith; and (C) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation);

(ii)
not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan; provided, however, that the tender, consent or votes of the Consenting Noteholders shall be immediately revoked and deemed void ab initio upon the occurrence of the Termination Date;

(iii)
not (A) object to, delay, impede, or take any other action (including to instruct or direct the Indenture Trustee) to interfere with the prompt consummation of the Restructuring or the Definitive Documentation (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement and the Confirmation Order, if applicable); (B) propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan for any of the Debtors or their subsidiaries (the Debtors and their subsidiaries, collectively, the “Weatherford Parties”), other than the Restructuring and the Plan; or (C) encourage or support any other person or entity to do any of the foregoing;

(iv)
not take any other action, including, without limitation, initiating or joining in any legal proceeding or filing any pleading, that is inconsistent with its obligations under this Agreement, that could hinder, delay, or prevent the timely consummation of the Restructuring and the confirmation and consummation of the Plan and entry of the Confirmation Order;

(v)
not direct any indenture trustee to take any action inconsistent with such Consenting Noteholder’s obligations under this Agreement, and, if any indenture trustee takes any action inconsistent with such Consenting Noteholder’s obligations under this Agreement, such Consenting Noteholder shall (consistent with the terms of the Indentures) use its commercially reasonable efforts (which shall exclude the provision of any indemnity) to direct such indenture trustee (as applicable) to cease and refrain from taking such action; and

(vi)
to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Plan, use commercially reasonable efforts to negotiate with the Debtors in good faith in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment; provided, that the economic outcome for the Consenting Noteholders and other material terms of this Agreement must be substantially preserved in such alternate provisions or implementation mechanics.

(b)
Notwithstanding the foregoing, nothing in this Agreement shall limit, condition or restrict, in any way, any applicable Consenting Noteholders acting in their capacity as a lender under the DIP Credit Agreement from (i) exercising any rights and remedies under the DIP Financing Documents, (ii) waiving or forbearing with respect to any Default or Event of Default under and as defined in the DIP Financing Documents, (iii) amending, modifying or supplementing the DIP Financing Documents (or any related credit documents); or (iv) refusing to make additional advances under the DIP Financing Documents, in each case, in their sole and absolute discretion, subject to the terms of the DIP Financing Documents.

(c)	The foregoing sub-clause (a) of this Section 6 will not limit any of the following Consenting Noteholder rights:

(i)
rights in any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement (including the Term Sheet) and do not hinder, delay or prevent consummation of the Plan or the Restructuring;

(ii)
rights under any applicable credit agreement, indenture, other loan document, or any other contract, stipulation, or applicable law, and nothing herein shall constitute a waiver or amendment of any provision thereof, provided that the exercise of such rights is not inconsistent with the terms of this Agreement solely during the time in which this Agreement is in effect and does not hinder, delay or prevent consummation of the Plan or the Restructuring;

(iii)	rights to purchase, sell or enter into any transactions in connection with the Notes Claims subject to the terms of this Agreement, including a Transfer pursuant to Section 13 hereof;

(iv)
rights to consult with other Consenting Noteholders, the Debtors, or any other party in interest in the Cases, provided, that such action is not inconsistent with this Agreement (including the Term Sheet) and does not hinder, delay or prevent consummation of the Plan or the Restructuring;

(v)	rights to direct or request the amendment or supplementation of any proof of claim filed by or on behalf of the Consenting Noteholders including the proofs of claim filed by the Indenture Trustee;

(vi)
rights to object to any proof of claim that is not related to Notes Claims held by the Consenting Noteholders, or to any settlement or proposed allowance of any such proof of claim to the extent consistent with this Agreement and the Term Sheet; or

(vii)	rights to enforce any right, remedy, condition, consent or approval requirement under this Agreement, the Term Sheet or any of the Definitive Documentation.

7.Commitment of the Debtors. Each of the Debtors agrees, from the RSA Effective Date until the occurrence of a Termination Date, to:

(a)
Use reasonable best efforts to implement the Restructuring in accordance with the applicable milestones set forth in Schedule 1 hereto (collectively, the “Milestones”), which Milestones may only be extended in accordance with Section 28 of this Agreement;

(b)	cause the Weatherford Parties to support and take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with this Agreement and the Term Sheet;

(c)	prepare, or cause to be prepared, the Definitive Documentation and any related documents, and distribute such documents concurrently to the other

Parties, and afford reasonable opportunity to comment and review to the respective legal and financial advisors for the other Parties, as applicable, in advance of any filing thereof;

(d)
use commercially reasonable efforts to negotiate commitment agreements in respect of the DIP Term Loan and the Tranche A Exit Senior Unsecured Notes (each as defined in the Term Sheet) with the DIP Lenders and the Exit Lenders (each as defined in the Term Sheet);

(e)
file with the Bankruptcy Court, as soon as reasonably practicable, but in no event later than the dates set forth in the Milestones (as such Milestones may otherwise be extended in accordance with the terms hereof), the Plan and the Disclosure Statement;

(f)
(i) support and take all actions reasonably necessary to facilitate the solicitation, confirmation, and consummation of the Plan; and (ii) not take any action or commence or continue any proceeding that is inconsistent with, or that would delay or impede the solicitation, confirmation, or consummation of the Plan;

(g)
(i) support and take all actions reasonably necessary to facilitate the approval of the RSA Motion; and (ii) not take any action that is inconsistent with, or that would delay or impede the approval of, the RSA Motion.

(h)
not undertake any action that is inconsistent with this Agreement, or which could unreasonably hinder, delay or prevent the timely consummation of the Restructuring and the Definitive Documentation, including, without limitation, filing any motion to reject this Agreement in the Bankruptcy Court;

(i)	support and take all actions as are reasonably necessary and appropriate to obtain any and all required regulatory and/or third-party approvals to consummate the Restructuring;

(j)	timely pay all fees and expenses as set forth in Section 15 of this Agreement;

(k)
timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(l)
timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(m)
not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of substantially all assets, any debt or equity financing or re-financing, or restructuring of the Weatherford Parties (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code), other than the Plan and Restructuring, and to not cause or allow any of their agents or representatives to solicit any agreements relating to an Alternative Transaction (as defined below);

(n)	not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement or the Term Sheet;

(o)	not file any pleading inconsistent with the Restructuring or the terms of this Agreement or the Term Sheet;

(p)
to the extent any legal or structural impediment arises that would prevent, hinder or delay the consummation of the Plan, use commercially reasonable efforts to negotiate with the Consenting Noteholders in good faith in an effort to agree to appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment; provided, that the economic outcome for the Consenting Noteholders and other material terms of this Agreement must be substantially preserved in such alternate provisions or implementation mechanics;

(q)
provide, and direct their employees, officers, advisors and other representatives to provide, to the Consenting Noteholders’ and their legal and financial advisors (i) reasonable access to the Weatherford Parties’ books and records during normal business hours on reasonable advance notice to the Weatherford Parties’ representatives and without disruption to the operation of the Weatherford Parties’ business, (ii) reasonable access to the management and advisors of the Weatherford Parties’ on reasonable advance notice to such persons and without disruption to the operation of the Weatherford Parties’ business, and (iii) such other information as reasonably requested; and

(r)
consult in good faith with the Noteholder Committee as regards WIL- Ireland’s proposed approach to and structuring of the Examinership Proceedings and the Scheme of Arrangement, and any and all documents relating to the procedure therefor and implementation thereof

Notwithstanding anything to the contrary herein, the Weatherford Parties shall be entitled, at any time prior to the entry by the Bankruptcy Court of the Confirmation Order, to (a) accept or pursue (but not to solicit or initiate of their own accord): (i) a competing plan of reorganization or other financial and/or corporate restructuring of the Weatherford Parties; (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Weatherford Parties and/or their subsidiaries; or (iii) a merger, consolidation, business combination, liquidation, recapitalization, any debt or equity financing or refinancing, or similar transaction involving the Weatherford Parties (each, an “Alternative Transaction”), or (b) otherwise terminate this Agreement, in each case to the extent the Board of Directors of WIL-Ireland determines, upon the advice of outside legal counsel and outside financial advisors, in good faith, and consistent with their fiduciary duties, that proceeding with the Plan and Restructuring would be inconsistent with the Board of Directors of WIL-Ireland’s applicable fiduciary duties and would not maximize value for the Weatherford Parties and their stakeholders, and provided that the Weatherford Parties shall have first exercised their right in accordance with Section 9(a) of this Agreement to declare a Company Termination Event prior to the date on which the Weatherford Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so. The Weatherford Parties shall give the legal counsel to the Consenting Noteholders not less than five (5) Business Days’ prior written notice before the termination of this Agreement in accordance with Section 9(a) of this Agreement. At all times prior to the date on which the Weatherford Parties enter into a definitive agreement in respect of such an Alternative Transaction or make a public announcement regarding their intention to do so, the Weatherford Parties shall (x) provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for such Alternative Transaction within one (1) Business Day of the Weatherford Parties’ or their advisors’ receipt of such offer or proposal received to the legal counsel to and the financial advisors to the Consenting Noteholders and (y) provide such information to the advisors to the Consenting Noteholders regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Consenting Noteholders contemporaneously informed as to the status and substance of such discussions.

8.Consenting Noteholder Termination Events. The Required Consenting Noteholders shall have the right, but not the obligation, upon written notice to the other Parties, to terminate the obligations of the Consenting Noteholders under this Agreement upon the occurrence of any of the following events (a “Consenting Noteholder Termination Event”), unless waived, in writing, by the Required Consenting Noteholders, on a prospective or retroactive basis:

(a)	The failure of the Debtors to meet any Milestone;

(b)	The Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases;

(c)
The Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)	The Definitive Documentation does not conform to the Term Sheet or otherwise does not satisfy the consent requirements set forth in Section 4(b) hereof;

(e)	Any Debtor files with the Bankruptcy Court any motion or application seeking authority to sell any material assets (other than any sales contemplated in the Term Sheet or disclosed in writing and in reasonable detail to the Consenting Noteholders or their advisors prior to the execution of this Agreement) without the prior written consent of the Required Consenting Noteholders;

(f)
Any Debtor materially breaches its obligations under this Agreement, which breach is not cured within five (5) Business Days after the giving of written notice of such breach, or files, publicly announces, or informs the Consenting Noteholders of its intention to file a chapter 11 plan that contains terms and conditions that: (i) do not provide the Consenting Noteholders with the economic recovery set forth in the Term Sheet or (ii) are not otherwise consistent with this Agreement and the Term Sheet;

(g)
A material breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Debtors;

(h)
Either (i) any Debtor files with the Bankruptcy Court a motion, application, or adversary proceeding (or any Debtor supports any such motion, application, or adversary proceeding filed or commenced by any third party)

(A) challenging the validity, enforceability, scope or priority of, or seeking avoidance or subordination of, the Notes Claims (B) asserting any other cause of action against the Consenting Noteholders or (ii) the Bankruptcy Court enters an order providing relief against any Consenting Noteholder with respect to any of the foregoing causes of action or proceedings filed by any Debtor;

(i)
If the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet;

(j)	Any Debtor terminates its obligations under and in accordance with this Agreement;

(k)
Since the date of this Agreement, any effect, change, condition, circumstance, development or event that, individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business or condition (financial or otherwise) of the Weatherford Parties taken as a whole, other than any effect, change, condition, circumstance or event (i) that has occurred prior to the date of this Agreement or that contributed to or gave rise to the filing of the Chapter 11 Cases, (ii) arising from the filing of any of the Cases, or (iii) arising from compliance with the terms of this Agreement, including, without limitation, seeking approval of the Disclosure Statement, and seeking to confirm or consummate the Plan or Scheme of Arrangement; and

(l)
The Consenting Noteholders shall have completed their due diligence investigation of the Weatherford Parties, and shall, in their sole discretion, not be satisfied with the results of such due diligence investigation, provided, however, that this termination right shall terminate and have no further force or effect on the earlier of: (i) the date that the Debtors commence the solicitation of votes for the Plan and (ii) July 1, 2019;

(m)
If the Debtors consummate the DIP Term Loan financing or exit financing contemplated by the DIP Financing Documents and the Exit Facility Documents with any party other than the DIP Lenders and the Exit Lenders, respectively;

(n)
The failure of the Debtors to execute commitment agreements in respect of the DIP Term Loan and Exit Senior Secured Notes with DIP Lenders and the Exit Lenders, respectively, on or before July 2, 2019; and

(o)
If the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code.

9.The Debtors’ Termination Events. The Debtors shall have the right, but not the obligation, upon written notice to the Consenting Noteholders, to terminate their obligations (jointly) under this Agreement upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Consenting Noteholder Termination Events, the “Termination Events”), unless waived, in writing, by the Debtors on a prospective or retroactive basis:

(a)
A breach by a Consenting Noteholder of any representation, warranty, or covenant of such Consenting Noteholder set forth in this Agreement that would reasonably be expected to have a material adverse impact on the timely consummation of the Restructuring and that (to the extent curable) remains uncured for a period of five (5) Business Days after written notice and a description of such breach is provided to the Consenting Noteholders; provided, however, that so long as non-breaching Consenting Noteholders party hereto continue to hold at least 50% of the outstanding Notes Claims, such termination shall be effective only with respect to such breaching Consenting Noteholder(s);

(b)	The failure of the DIP Lenders and the Exit Lenders to execute commitment agreements in respect of the DIP Term Loan and Exit Senior Secured Notes on or before July 2, 2019;

(c)
Subject to the prior notice required in the last paragraph of Section 7, if the Board of Directors of WIL-Ireland desires to terminate this Agreement pursuant to the exercise of its fiduciary duties, upon the advice of outside legal counsel and financial advisor, or make a public announcement regarding their intention to do so, as contemplated in the last paragraph of Section 7 of this Agreement;

(d)
The Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases, provided, that the Debtors shall have opposed the entry of such order, including by arguing against such entry in the Bankruptcy Court;

(e)
The Bankruptcy Court enters an order appointing a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases, provided, that the Debtors shall have opposed the entry of such order, including by arguing against such entry in the Bankruptcy Court; or

(f)
If the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of the Restructuring or the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement and the Term Sheet.

10.Individual Termination.         Any Consenting Noteholder may terminate this Agreement as to itself only, upon written notice to the other Parties, in the event that:

(a)
Such Consenting Noteholder has transferred all (but not less than all) of its Notes Claims in accordance with Section 13 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder has effected such transfer, satisfied the requirements of Section 13 and provided the written notice required above in this Section 10);

(b)
This Agreement is amended without its consent in such a way as to alter any of the material terms hereof in a manner that is disproportionately adverse to such Consenting Noteholder as compared to similarly situated Consenting Noteholders by giving ten (10) Business Days’ written notice to the Debtors and the other Consenting Noteholders; provided, that such written notice shall be given by the applicable Consenting Noteholder within five (5) Business Days of such amendment, filing, or execution; or

(c)	Any of the economic terms provided for in Schedule 2 hereto are amended or modified without the written consent of such Consenting Noteholder.

11.Mutual Termination; Automatic Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically and all of the obligations of the Parties hereunder shall be of no further force or effect in the event that: (i) the Restructuring is consummated in accordance with this Agreement and the Term Sheet; (ii) the Restructuring is not consummated in accordance with this Agreement and the Term Sheet by November 30, 2019, as such date may be extended upon written notice by the Supermajority Noteholders3 to the Debtors to such later date as indicated thereby; or (iii) the Debtors and the Required Consenting Noteholders mutually agree to such termination in writing.

12.Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 8, 9, 10, or 11 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the obligations of the Parties as to whom this Agreement is terminated under this Agreement shall be terminated effective immediately, and such Parties shall be released from all commitments, undertakings, agreements, and obligations; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 15 of this Agreement, solely with respect to fees and expenses that accrued prior to the Termination Date; and (c) Sections 12, 18, 19, 20, 21, 22, 23, 25, 27, 29, 31, 32 and 37 of this Agreement; provided, further that notwithstanding anything to the contrary herein, the right to terminate this Agreement shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable Termination Event. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

13.Transfers of Claims and Interests.

(a)
No Consenting Noteholder shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, any of its right, title, or interest in respect of any of such Consenting Noteholder’s Notes Claims against any Debtor, as applicable, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s claims against any Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in Clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity (a “Transferee”) that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”). With respect to claims against or interests in a Debtor held by the relevant Transferee upon consummation of a Transfer in accordance herewith, such Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder set forth in this Agreement as of the date of such

3 “Supermajority Noteholders” shall mean, subject to Section 28, the Consenting Noteholders, holding at least 75% of the principal amount outstanding of all Notes Claims held by the Consenting Noteholders.

Transfer. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer and any remedies with respect to such claim) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Consenting Noteholder, and shall not create any obligation or liability of any Debtor or any other Consenting Noteholder to the purported transferee.

(b)	Notwithstanding anything to the contrary herein, (i) the foregoing Clause
(a) of this Section 13 shall not preclude any Consenting Noteholder from transferring Notes Claims to affiliates of such Consenting Noteholder (each, a “Consenting Noteholder Affiliate”), which Consenting Noteholder Affiliate shall be automatically bound by this Agreement upon the transfer of such Notes Claims; and (ii) a Qualified Marketmaker4 that acquires any of the Notes Claims with the purpose and intent of acting as a Qualified Marketmaker for such Notes Claims shall not be required to execute and deliver to counsel a Transferee Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Notes Claims (by purchase, sale, assignment, participation, or otherwise) to a Consenting Noteholder or a Transferee (including, for the avoidance of doubt, the requirement that such Transferee execute a Transferee Joinder).

14.Further Acquisition of Claims or Interests. Except as expressly set forth in Section 13 of this Agreement, nothing in this Agreement shall be construed as precluding any Consenting Noteholder from acquiring additional Notes Claims against or interests in any Debtors; provided, however, that any such claims or interests shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition by a Consenting Noteholder, such Consenting Noteholder shall promptly notify the Debtors in writing.

15.Fees and Expenses. The Debtors shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date and in each case, in accordance with (and when due under) any applicable engagement letter or fee reimbursement letter with the Debtors) of the following professionals and advisors to an ad hoc committee of Noteholders (the “Noteholder Committee”): (a) Akin Gump Strauss Hauer & Feld LLP and one local law firm in each relevant jurisdiction outside of the United States and England & Wales, as legal counsel to the Noteholder Committee, and (b) Evercore, as the financial advisor retained on behalf of the Noteholder

4 As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Weatherford Parties (or enter with customers into long and short positions in claims against the Weatherford Parties), in its capacity as a dealer or market maker in claims against the Weatherford Parties and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

Committee; provided, however, that the reasonable and documented fees and out-of-pocket expenses of Akin Gump Strauss Hauer & Feld LLP that have accrued and are unpaid as of May 14, 2019 shall be paid on or before May 17, 2019 and provided, further however, that all outstanding invoices of the Noteholder Committee’s professionals and advisors shall be paid in full immediately by the Petition Date.

16.Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Consenting Noteholders will be solicited pursuant to the Disclosure Statement and related ballots in accordance with applicable law, and subject to sections 1125, 1126, and 1127 of the Bankruptcy Code. This Agreement does not constitute, and shall not be deemed to constitute, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other federal, state, or provincial law or regulation.

17.Representations and Warranties.

(a)
Each Consenting Noteholder hereby represents and warrants on a several and not joint basis, for itself and not for any other person or entity, that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the RSA Effective Date:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)
the execution, delivery, and performance by it of this Agreement does not (A) violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)
the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring;

(v)
subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)
it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to discuss the Plan and other information concerning the Weatherford Parties with the Weatherford Parties’ representatives, and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction;

(vii)
it (A) either (1) is the sole owner of the claims and interests identified next to its name on Annex A attached hereto, with respect to each Consenting Noteholder and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the claims and interests identified next to its name on Annex A, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; and (C) in the case of each Consenting Noteholder, does not directly or indirectly own or control any principal amount of notes issued pursuant to the Indentures or other claims not arising under the Indentures or constituting Notes Claims against or interests in any Debtor other than as identified next to its name on Annex A attached hereto (which annex, for the avoidance of doubt, shall not be publically disclosed or filed);

(viii)
other than pursuant to this Agreement, the claims and interests identified on Annex A are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any material way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(b)
Each Debtor hereby represents and warrants on a joint and several basis (and not on behalf of any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the RSA Effective Date:

(i)
it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement, including the corporate or other organization power and authority to cause the Weatherford Parties to comply with this Agreement and implement the Restructuring;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution and delivery by it of this Agreement does not violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates;

(iv)
the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring;

(v)
subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(vi)
WIL-Ireland has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports, and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Exchange Act of 1934, as amended, or the U.S. Securities Act of 1933, as amended (collectively, “SEC Filings”), since December 31, 2016 (the SEC Filings since December 31, 2016 and through the RSA Effective Date, including any amendments thereto, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; and

(vii)
the Weatherford Parties’ consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports were prepared: (i) in accordance with generally accepted accounting principles in the United States of America (“GAAP”) applied on a historically consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case, such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Weatherford Parties, as applicable, and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments); and

(viii)
it has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Term Sheet, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

18.Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a financial restructuring of the Weatherford Parties and in contemplation of chapter 11 filings by the Debtors, and the exercise of the rights granted in this Agreement after the commencement of the Chapter 11 Cases shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code.

19.Settlement. This Agreement and the Restructuring are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, the exhibits attached hereto, the Plan, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

20.Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint, with respect to each Consenting Noteholder. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity, and it is hereby expressly acknowledged by the Consenting Noteholders, on the one hand, and the Debtors, on the other, that they are in privity with each other and that no Consenting Noteholder is in privity with any other Consenting Noteholder in connection with this Agreement or any of the transactions contemplated hereby. The Consenting Noteholders represent and warrant that as of the date hereof and for so long as this Agreement remains in effect, the Consenting Noteholders have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement, and each Consenting Noteholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose. Nothing contained in this Agreement, and no action taken by any Consenting Noteholder pursuant hereto is intended to constitute the Consenting Noteholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Noteholder is in any way acting in concert or as a member of a “group” with any other Consenting Noteholder or Consenting Noteholders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

21.Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22.Governing Law and Consent to Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding shall be brought in the federal or state courts located in New York City, in New York County and in the State of New York, and each of their respective appellate courts, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of any Chapter 11 Cases and until the effective date of the Plan, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23.WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY ACTION, PROCEEDING, COUNTERCLAIM, OR DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN ANY OF THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATING TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

24.Successors and Assigns. Except as otherwise provided in this Agreement and subject to Section 13 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto, and then only to a person or entity that has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

25.No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26.Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service or messenger; registered, certified or overnight mail; e-mail, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:
Weatherford
2000 St. James Place
Houston, Texas 77056
Attn:    Christina Ibrahim, EVP, General Counsel & Chief Compliance Officer
Phone: (713) 836-4000
Fax: (713) 836-5032
E-mail: Christina.Ibrahim@Weatherford.com
with a copy to:

Latham & Watkins LLP 885 Third Avenue
New York, NY 10022-4834
Attn:    George Davis
Keith Simon
David Hammerman Andrew Sorkin
Phone: (212) 906-1200
Fax: (212) 751-4864
E-mail: George.davis@lw.com Keith.simon@lw.com David.Hammerman@lw.com Andrew.sorkin@lw.com

(b)	If to any Consenting Noteholder:

To the notice address provided on Annex A.

with a copy to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park
Bank of America Tower New York, NY 10036-6745
Attn: Michael S. Stamer Meredith Lahaie and Stephen B. Kuhn
Phone: (212) 872-1000
Fax: (212) 872-1002
E-mail: mstamer@akingump.com mlahaie@akingump.com and skuhn@akingump.com

27.Entire Agreement. This Agreement (and the exhibits and schedules attached hereto) constitutes the entire agreement of the Parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, discussions, promises, representations, warranties, agreements, and understandings, whether written or oral, between or among the Parties with respect thereto; provided, however, that, for the avoidance of doubt, any confidentiality agreement executed by any Consenting Noteholder shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documentation after the date hereof to consummate the Restructuring.

28.Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no term or provision hereof or thereof waived, without the prior written consent of the Debtors and the Required Consenting Noteholders, provided that,
(i) the written consent of each Consenting Noteholder and the Debtors shall be required for any amendments, amendments and restatements, modifications, or other changes to Section 10 and this

Section 28 and (ii) the written consent of each Consenting Noteholder and the Debtors shall be required for any amendment or modification of the defined term “Required Consenting Noteholders”.

29.Reservation of Rights.

(a)
Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties.

(a)
Without limiting Clause (a) of this Section 29 in any way, if the Restructuring are not consummated in the manner and on the timeline set forth in this Agreement, or if this Agreement is terminated for any reason in accordance with its terms, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses, subject to Section 19 of this Agreement. This Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30.Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31.Public Disclosure. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Noteholder (including Annex A, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Noteholder without the prior written consent of such Consenting Noteholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

32.Creditors’ Committee. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to, and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise of its fiduciary duties arising from its service on such committee; provided, however, that service as a member of a committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support the Restructuring on the terms and conditions set forth in this Agreement and the Term Sheet on the terms and conditions set forth in this Agreement.

33.Severability. If any portion of this Agreement shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement insofar as they may practicably be performed shall remain in full force and effect and binding on the Parties.

34.Additional Parties. Without in any way limiting the provisions hereof, additional Noteholders may become Parties by executing and delivering to the other Parties a duly executed counterpart hereof. Such additional Parties shall become Consenting Noteholders under this Agreement in accordance with the terms of this Agreement.

35.Time Periods. If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

36.Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

37.Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof. For purposes of this Agreement, unless otherwise specified:
(a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) all references herein to “Articles,” “Sections,” and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words “herein,” “hereof,” “hereunder,” and “hereto,” refer to this Agreement in its entirety rather than to a particular portion of this Agreement. The phrase “reasonable best efforts”, “commercially reasonable best efforts”, “commercially reasonable efforts” or words or phrases of similar import as used herein shall not be deemed to require any party to enforce or exhaust their appellate rights in any court of competent jurisdiction, including, without limitation, the Bankruptcy Court.

38.Remedies Cumulative; No Waiver. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.
[Signatures and exhibits follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Christoph Bausch
Name:	Christoph Bausch
Title:	Executive Vice President and Chief Financial Officer

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ Christoph Bausch
Name:	Christoph Bausch
Title:	President and Chief Financial Officer

WEATHERFORD INTERNATIONAL LLC

By:	/s/ Stuart Fraser
Name:	Stuart Fraser
Title:	Chief Financial Officer

[Signature Page to Restructuring Support Agreement - Weatherford Parties]

[Consenting Noteholder Signature Pages Intentionally Omitted]

Schedule 1

Milestones

(a)	the Debtors shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court no later than July 15, 2019 (such filing date, the “Petition Date”);

(b)	within one (1) calendar day after the Petition Date, the Debtors shall file with the Bankruptcy Court the RSA Motion;

(c)	the Interim DIP Order shall be entered by no later than July 18, 2019;

(d)
within one (1) calendar day after the Petition Date, the Debtors shall file with the Bankruptcy Court: (i) the Plan and Disclosure Statement, (ii) the other Solicitation Materials and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things: (A) approval of the Disclosure Statement; (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan; and (C) to schedule the hearing to consider approval of the Disclosure Statement and Solicitation Motion and the Disclosure Statement Order and confirmation of the Plan (the “Confirmation Hearing”);

(e)	within thirty (30) days after entry of Interim DIP Order, the Final DIP Order shall be entered;

(f)	the Bankruptcy Court shall have entered the RSA Order no later than August 31, 2019;

(g)
WIL-Ireland shall have commenced the Examinership Proceeding by no later than the earlier of (i) two calendar days after the Bankruptcy Court has entered into the RSA Order or (ii) September 1, 2019 (the “Examinership Commencement Date”);

(h)	the Confirmation Order shall be entered by no later than September 15, 2019, subject to availability of the Bankruptcy Court (the “Confirmation Date”);

(i)	an order of the Irish Court approving the Scheme of Arrangement shall be entered by no later than 70 calendar days after the Examinership Commencement Date; and

(j)
no later than fifteen (15) calendar days after entry of the Confirmation Order by the Bankruptcy Court and entry of the order of the Irish Court approving the Scheme of Arrangement, the Debtors shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Plan Effective Date”).

Schedule 1

Schedule 2

Noteholder Consent Rights

1.
Any change in the Tranche B Equity Conversion, over-allotment process with respect to the Tranche B Equity Conversion, and the contemplated distribution on account of the Unsecured Notes Claims as provided in the Term Sheet.

2.
Any change in the ranking of the Tranche A Exit Senior Unsecured Notes as provided in the Term Sheet or the Issue, Maturity Date, Interest Rate or Backstop Fee for the Tranche A Exit Senior Unsecured Notes each as provided in the Tranche A Exit Senior Unsecured Notes Term Sheet (as defined in the Term Sheet).

3.
Any change in the ranking of the Tranche B Exit Senior Unsecured Notes as provided in the Term Sheet or Issue, Maturity Date, Interest Rate or Backstop Fee for the Tranche B Exit Senior Unsecured Notes each as provided in the Tranche B Exit Senior Unsecured Notes Term Sheet (as defined in the Term Sheet).

Schedule 2

Exhibit A to the Restructuring Support Agreement
Term Sheet
[See Attached]

WEATHERFORD INTERNATIONAL PLC

RESTRUCTURING TERM SHEET

MAY 10, 2019

THIS TERM SHEET (THIS “TERM SHEET”) DESCRIBES THE MATERIAL TERMS OF PROPOSED RESTRUCTURING AND RECAPITALIZATION TRANSACTIONS (COLLECTIVELY, THE “RESTRUCTURING”) PURSUANT TO WHICH WEATHERFORD INTERNATIONAL PLC (THE “COMPANY”) AND CERTAIN OF ITS DIRECT AND INDIRECT SUBSIDIARIES (TOGETHER WITH THE COMPANY, THE “WEATHERFORD ENTITIES”) WILL RESTRUCTURE THEIR CAPITAL STRUCTURE THROUGH A VOLUNTARY PLAN OF REORGANIZATION (THE “CHAPTER 11 PLAN”) FILED IN CONNECTION WITH VOLUNTARY CASES (THE “CHAPTER 11 CASES”) COMMENCED BY (I) WEATHERFORD INTERNATIONAL PLC, (II) WEATHERFORD INTERNATIONAL LTD., AND (III) WEATHERFORD INTERNATIONAL, LLC (SUCH WEATHERFORD ENTITIES THAT FILE CHAPTER 11 CASES, THE “DEBTORS”) UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”) IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION (THE “BANKRUPTCY COURT”), AND AN EXAMINERSHIP PROCEEDING TO BE COMMENCED BY WEATHERFORD INTERNATIONAL PLC UNDER THE LAWS OF IRELAND (THE “EXAMINERSHIP PROCEEDING”).

THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE CHAPTER 11 PLAN AND OTHER DEFINITIVE DOCUMENTATION GOVERNING THE RESTRUCTURING. SUCH DEFINITIVE DOCUMENTS SHALL SATISFY THE REQUIREMENTS OF ALL APPLICABLE SECURITIES LAWS, THE BANKRUPTCY CODE, AND THIS TERM SHEET.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF EACH PARTY HERETO.

Overview
Restructuring Summary
The Weatherford Entities and certain Noteholders (as defined below) (such holders, the “Consenting Noteholders”) have agreed to support the Restructuring. As described in greater detail herein, the Consenting Noteholders agree to exchange their Unsecured Notes (as defined below) through the Chapter 11 Plan and related Scheme of Arrangement in the Examinership Proceeding (which each Consenting Noteholder shall support and with respect to which each Consenting Noteholder shall vote its Claims (as defined in section 101(5) of the Bankruptcy Code) to accept the Chapter 11 Plan and Scheme of Arrangement) for certain debt and equity securities.

Implementation of the Restructuring
The Restructuring shall be implemented through the Chapter 11 Cases and the Examinership Proceeding, and pursuant to the Chapter 11 Plan and Scheme of Arrangement with the support of the ad hoc committee of Noteholders represented by Akin Gump Strauss Hauer & Feld LLP (the “Noteholder Committee”).

This Term Sheet is being agreed to in connection with entry by the Company and the Consenting Noteholders into that certain Restructuring Support Agreement (the “RSA”). This Term Sheet is attached to, and incorporated into, the RSA and all terms are subject to the terms of the RSA including, without limitation, Section 8(l) thereof that permits the Required Consenting Noteholders to terminate the RSA if they elect to do so following the completion of due diligence (subject to the terms and conditions set forth therein). Pursuant to the RSA, the parties thereto have agreed to support the transactions contemplated therein and herein, subject to the terms and conditions of the RSA. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings given to such terms in the RSA.

The Chapter 11 Cases shall be funded by existing cash on hand and the DIP Facility (as defined below).

The effective date of the Restructuring (the “Effective Date”) will be the date on which all conditions to the effectiveness of the Chapter 11 Plan have been satisfied or waived in accordance with its terms and the Chapter 11 Plan has been substantially consummated.

Current Capital Structure
The current capital structure of the Company is as follows in pertinent part:

Indebtedness under that certain Term Loan Agreement, dated as of May 4, 2016 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “Term Loan Agreement”), among Weatherford International Ltd. (“WIL-Bermuda”), as borrower, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “First Lien Administrative Agent”), and the lenders from time to time party thereto, comprised of a term loan (the “First Lien Term

2

Loan”) in an aggregate principal amount outstanding of approximately $298,000,000, plus accrued and unpaid interest.
•
Indebtedness under that certain 364-Day Revolving Credit Agreement, dated as of August 16, 2018 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “364-Day Credit Agreement”), among WIL- Bermuda, as borrower, the other borrowers party thereto, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “364-Day Administrative Agent”), and the lenders from time to time party thereto, comprised of a senior secured second lien revolving credit facility (the “364-Day Revolving Credit Facility”) in an aggregate principal amount outstanding of approximately $317,000,000, plus accrued and unpaid interest.
•
Indebtedness under that certain Amended and Restated Credit Agreement, dated as of May 9, 2016 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “A&R Credit Agreement”), among WOFS Assurance Limited and WIL-Bermuda, as borrowers, the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “A&R Administrative Agent”, together with the First Lien Administrative Agent and the 364-Day Administrative Agent, collectively the “Agents”), and the lenders from time to time party thereto, comprised of a revolving credit facility (the “A&R Revolving Credit Facility”) in an aggregate principal amount outstanding of approximately $324,000,000, plus accrued and unpaid interest.
•
Indebtedness under that certain indenture, dated as of October 1, 2003 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “WIL-Bermuda Indenture”), by and among WIL-Bermuda, as issuer, Weatherford International, LLC (“WIL-Delaware”), and the Company, and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Indenture Trustee”), comprised of:

i.
the 5.125% Senior Notes due 2020 in an aggregate principal amount outstanding of approximately $365,000,000, plus accrued and unpaid interest;
ii.
the 7.750% Senior Notes due 2021 in an aggregate principal amount outstanding of approximately $750,000,000, plus accrued and unpaid interest;

3

iii.
the 5.875% Exchangeable Senior Notes due 2021 in an aggregate principal amount outstanding of approximately $1,265,000,000, plus accrued and unpaid interest;
iv.
the 4.500% Senior Notes due 2022 in an aggregate principal amount outstanding of approximately $646,000,000, plus accrued and unpaid interest;
v.
the 8.250% Senior Notes due 2023 in an aggregate principal amount outstanding of approximately $750,000,000, plus accrued and unpaid interest;
vi.
the 9.875% Senior Notes due 2024 in an aggregate principal amount outstanding of approximately $790,000,000, plus accrued and unpaid interest;
vii.
the 6.500% Senior Notes due 2036 in an aggregate principal amount outstanding of approximately $453,000,000, plus accrued and unpaid interest;
viii.
the 7.000% Senior Notes due 2038 in an aggregate principal amount outstanding of approximately $461,000,000, plus accrued and unpaid interest;
ix.
the 9.875% Senior Notes due 2039 in an aggregate principal amount outstanding of approximately $250,000,000, plus accrued and unpaid interest;
x.
the 6.750% Senior Notes due 2040 in an aggregate principal amount outstanding of approximately $463,000,000, plus accrued and unpaid interest; and
xi.
the 5.950% Senior Notes due 2042 in an aggregate principal amount outstanding of approximately $375,000,000, plus accrued and unpaid interest (collectively the “WIL-Bermuda Notes and the holders of such notes, the “WIL-Bermuda Noteholders”).

•
Indebtedness under that certain indenture, dated as of June 18, 2007 (as may be amended, supplemented, amended and restated, or otherwise modified from time to time, the “WIL-Delaware Indenture”), by and among WIL-Delaware, as issuer, WIL- Bermuda, and the Company, and the Indenture Trustee, comprised of:

i.
the 9.875% Senior Notes due 2025 in an aggregate principal amount outstanding of approximately $600,000,000, plus accrued and unpaid interest; and
ii.
the 6.800% Senior Notes due 2037 in an aggregate principal amount outstanding of approximately $259,000,000, plus

4

accrued and unpaid interest (collectively the “WIL-Delaware Notes and, together with the WIL-Bermuda Notes, the “Unsecured Notes”, and the holders of such notes, the “WIL- Delaware Noteholders” and, together with the WIL-Bermuda Noteholders, the “Noteholders”).

•
Equity interests in the Company, including ordinary shares (“Common Stock” and interests convertible into, exchangeable for, or otherwise entitling the holders thereof to receive, Common Stock, or other equity interests, such interests together with Common Stock, the “Existing Equity Interests”, and the holders of the Existing Equity Interests, the “Existing Equityholders”).
•
Direct and indirect interests in certain of the Company’s direct and indirect subsidiaries, other than the Existing Equity Interests (such interests, the “Intercompany Interests”).
•
“First Lien Term Loan Claims” shall mean any and all Claims arising under or related to the Term Loan Agreement in respect of the First Lien Term Loans.
•
“364-Day Revolving Credit Claims” shall mean any and all Claims arising under or related to the 364-Day Credit Agreement in respect of the 364-Day Revolving Credit Facility.
•
“Unsecured Revolving Credit Claims” shall mean any and all Claims arising under or related to the A&R Credit Agreement in respect of the A&R Revolving Credit Facility.
•
“Unsecured Notes Claims” shall mean any and all Claims arising under or related to: (i) the WIL-Bermuda Indenture in respect of the WIL-Bermuda Notes and (ii) the WIL-Delaware Indenture in respect of the WIL-Delaware Notes.

DIP Facility
A postpetition debtor-in-possession financing facility (the “DIP Facility”) provided by certain lenders (collectively, the “DIP Lenders”) consisting of:

● Up to $750,000,000 first lien DIP revolving credit facility provided by certain banks/lenders (the “DIP Revolver Loan”)

● $1,000,000,000 DIP term loan facility provided by certain of the Consenting Noteholders and fully backstopped by certain of the Consenting Noteholders (the “DIP Term Loan”).

The terms of the DIP Term Loan shall be consistent with the DIP Term Sheet attached as Exhibit A hereto and acceptable to the Debtors and the DIP Lenders, and otherwise reasonably satisfactory to Required Consenting Noteholders.

5

Exit Revolver
On the Effective Date, the reorganized Company (the “Reorganized Company”) shall enter into a secured revolving credit facility in the principal amount of up to $1,000,000,000, including a letter of credit sublimit of $500,000,000 (the “Exit Revolver”), the terms of which shall be in form and substance reasonably acceptable to the Company and the Consenting Noteholders.

Tranche A Exit Senior Unsecured Notes
On the Effective Date, reorganized WIL-Delaware (“Reorganized WIL-Delaware”) shall issue new senior unsecured notes up to an aggregate principal amount of up to $1,250,000,000 (the “Tranche A Exit Senior Unsecured Notes”), which shall have a 5-year maturity and be fully backstopped by certain members of the Noteholder Committee (the “Exit Lenders”). The terms of the Tranche A Exit Senior Unsecured Notes are further described in Exhibit B hereto and all other terms of the Tranche A Exit Senior Unsecured Notes shall be in form and substance acceptable to the Debtors and the Exit Lenders, and otherwise reasonably satisfactory to Required Consenting Noteholders.

Tranche B Exit Senior Unsecured Notes
On the Effective Date, the Reorganized Company, Reorganized WIL- Delaware, and reorganized WIL-Bermuda shall issue new senior unsecured notes in an aggregate principal amount of $1,250,000,000 (subject to the Tranche B Equity Conversion) (the “Tranche B Exit Senior Unsecured Notes”) with a 7-year maturity. The Tranche B Exit Senior Unsecured Notes shall be pari passu with the Tranche A Exit Senior Unsecured Notes. The terms of the Tranche B Exit Senior Unsecured Notes are further described in Exhibit C hereto and all other terms of the Tranche B Exit Senior Unsecured Notes shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders.

Treatment of Claims and Interests
Administrative, Tax, Other Priority and Other Secured Claims
All such claims shall be paid in full in cash on the Effective Date, or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code, in each case, as determined by the Debtors with the reasonable consent of the Required Consenting Noteholders. Administrative expense claims shall include Restructuring Expenses (as defined below).

DIP Claims	The Claims under the DIP Revolver Loan and DIP Term Loan shall be paid in full in cash on the Effective Date.
First Lien Term Loan Claims
The First Lien Term Loan Claims (including accrued but unpaid interest) shall be paid in full in cash from the proceeds of the DIP Facility upon entry of an interim order of the Bankruptcy Court approving the DIP Facility.

6

364-Day Revolving Credit Claims
The 364-Day Revolving Credit Claims (including accrued but unpaid interest) shall be paid in full in cash from the proceeds of the DIP Facility upon entry of an interim order of the Bankruptcy Court approving the DIP Facility.

Unsecured Revolving Credit Claims
The Unsecured Revolving Credit Claims (including accrued but unpaid interest) shall be paid in full in cash on the Effective Date. Any letters of credit issued as of the Petition Date shall either be cash collateralized under or rolled into the DIP Facility.

Unsecured Notes Claims
Holders of the Unsecured Notes Claims shall receive their pro rata share of: (i) 99.0% of the newly issued common stock (the “New Common Stock”) of the Reorganized Company, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan, the Tranche B Equity Conversion, the New Common Stock issuable in respect of the Warrants (each as defined below); and
(ii) the Tranche B Exit Senior Unsecured Notes, provided, however, that each Holder of Unsecured Notes Claims shall have the option, in its sole discretion, to convert its pro rata share of the Tranche B Exit Senior Unsecured Notes into New Common Stock (the “Tranche B Equity Conversion”) at the mid-point of the equity value range set forth in the disclosure statement related to the Chapter 11 Plan (the “Disclosure Statement”), provided further that the aggregate principal amount of Tranche B Exit Senior Unsecured Notes converted to New Common Stock shall not exceed $500,000,000. There shall be an over-allotment mechanism for all Holders of Unsecured Notes Claims should Holders of Unsecured Notes Claims elect to convert less than $500,000,000 of Tranche B Exit Senior Unsecured Notes.

General Unsecured Claims	Holders of General Unsecured Claims shall be paid in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such claim.
Existing Equity Interests in the Company
All Existing Equity Interests shall be discharged, cancelled, released, and extinguished. The Existing Equityholders will receive their pro rata share of: (i) 1.0% of the New Common Stock, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan, the Tranche B Equity Conversion, and the New Common Stock issuable in respect of the Warrants; and (ii) 3-year warrants for 10.0% of the New Common Stock, subject to dilution on account of the equity issued pursuant to the Management Incentive Plan and the Tranche B Equity Conversion, with a strike price to be set at an equity value at which the Noteholders would receive a recovery equal to par plus accrued and unpaid interest as of the date of the commencement of the Chapter 11 Cases in respect of the Unsecured Notes and all other General Unsecured Claims that are pari passu with the Unsecured Notes (the “Warrants”).

7

There shall be simple arithmetic anti-dilution protection regarding the number of shares of New Common Stock to be issued upon exercise of the Warrants, e.g., for stock splits, new issuances of common stock and reclassifications (not economic anti-dilution with respect to the strike price for subsequent stock issuances below the strike price). The Warrants shall not have Black Scholes valuation-based entitlement to recovery or modification of the exercise price if the Warrants are terminated in accordance with their terms (e.g., in a change-of-control transaction in which the Company is not the surviving entity) prior to the maturity date.

Section 510(b) Claims[1]
Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

Intercompany Claims	All allowed Intercompany Claims shall be adjusted, continued, or discharged to the extent determined appropriate by the Debtors, with the consent of the Required Consenting Noteholders.
Intercompany Interests	All Intercompany Interests shall be reinstated for administrative convenience, or cancelled as determined by the Debtors, with the reasonable consent of the Required Consenting Noteholders.
Other Terms
Board Members/Governance
As of the Effective Date, the existing corporate governance documents will be amended and restated or terminated, as necessary, to, among other things, set forth the rights and obligations of the parties (consistent with this Term Sheet) (collectively, the “Corporate Governance Documents”). Subject to the terms of this Term Sheet, the RSA, and the Chapter 11 Plan, the Scheme of Arrangement, the Corporate Governance Documents shall be acceptable to the Required Consenting Noteholders in their sole discretion.

The board of directors of the Reorganized Company (the “New Board”) will be composed of seven (7) directors, one of whom shall be Mark A. McCollum, the chief executive officer of the Company (the “CEO”), and six (6) of whom shall be designated by the Noteholder Committee, in consultation with the CEO. The Noteholder Committee shall agree to meet and interview upon reasonable notice any existing members of the Board of Directors who

1 “Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

8

express interest in serving on the Board of Directors of the Reorganized Company.
Management Incentive Plan
As soon as reasonably practicable after the Effective Date, the Reorganized Company will adopt a management incentive plan, which management incentive plan shall reserve up to 5.0% of the New Common Stock in the Reorganized Company on a fully diluted basis, and which shall be on the terms and conditions (including any and all awards granted thereunder) to be determined at the discretion of the New Board (including, without limitation, with respect to the participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation (the “Management Incentive Plan”).

SEC Reporting
The Reorganized Company shall continue as a public reporting company under applicable U.S. securities laws. The Reorganized Company shall continue to file annual, quarterly and current reports in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stock Exchange
The Company shall use commercially reasonable efforts to list the New Common Stock for trading on The NASDAQ Capital Market, the NASDAQ Global Market, the New York Stock Exchange or any other national securities exchange reasonably acceptable to the Company and the Noteholder Committee with such listing to be effective on the Effective Date.

Restructuring Fees and Expenses
The Debtors shall pay all reasonable and documented fees and out of pocket expenses of one primary counsel to the Noteholder Committee, Akin Gump Strauss Hauer & Feld LLP (“Akin”), one local counsel to the Noteholder Committee, and one financial advisor to the Noteholder Committee, Evercore Group L.L.C. (“Evercore”), in each case, that are due and owing after receipt of applicable invoices, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases, and in accordance with the terms of the applicable engagement letters, with any balance(s) paid on the Effective Date (collectively, the “Restructuring Expenses”).

Tax Matters
The parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring and the transactions related thereto in a tax efficient and cost-effective manner for the Company and the Noteholders to the extent practicable. The parties intend to structure the Restructuring to preserve favorable tax attributes to the extent practicable and not materially adverse to the Company or the Noteholders.

Employment Agreements; Other Employee Matters	All officers and other employees of the Company and its subsidiaries immediately prior to the Effective Date shall be retained in their existing positions following the Effective Date.

9

The employment agreements and severance policies, and all employment and service provider, compensation, bonus, retention, equity, benefit, pension and/or welfare plans and similar plans, policies, programs, agreements and arrangements of the Company and its direct and indirect subsidiaries and its affiliates applicable to the Company’s, any of its direct or indirect subsidiaries’, or its affiliates’ current or former officers, directors, members, partners, employees, service providers, or retirees (collectively, the “Employment Plans”), shall be maintained, continued in full force and effect and assumed by the Company (and assigned to the Reorganized Company, if necessary) and/or its direct or indirect subsidiaries and/or its affiliates pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Chapter 11 Plan. All claims arising from the Employment Plans shall be unimpaired. For the avoidance of doubt, the Consenting Noteholders are conducting diligence on, among other things, all arrangements providing for potential material payments (whether incentive, severance, change in control or other similar payments) to members of senior management (the “Executive Arrangements”) and the parties agree to work in good faith to address any amendments or other changes with respect thereto requested by the Consenting Noteholders. The parties further agree that the execution of the RSA does not constitute a change of control under any Executive Arrangement.

Definitive Documents
This Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the definitive documentation governing the Restructuring. The documents implementing the Restructuring shall be consistent with this Term Sheet and the RSA, as applicable, and shall be subject to the consent requirements set forth in the RSA (collectively, the “Definitive Documents”).

Governing Law and Forum
New York governing law and consent to exclusive New York jurisdiction. Notwithstanding the preceding sentence, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with the Restructuring.

Conditions Precedent to Consummation of the Chapter 11 Plan
The Chapter 11 Plan shall contain customary conditions to effectiveness in form and substance to be agreed upon by the Weatherford Entities and the Required Consenting Noteholders, including, without limitation:

● The Chapter 11 Plan and all documentation with respect to the Chapter 11 Plan and all documents contained in any supplement thereto, including any exhibits, schedules, amendments, modifications or supplements thereto, which shall be in form and

10

substance acceptable to the Debtors and the Required Consenting Noteholders, and otherwise consistent with the terms and conditions described in this Term Sheet or the RSA;

•
Any Corporate Governance Documents, which shall be in form and substance acceptable to the Required Consenting Noteholders in their sole discretion, shall have become effective (or shall become effective concurrently with effectiveness of the Plan);
•
Any documents governing the Tranche A Exit Senior Unsecured Notes, which shall be in form and substance acceptable to the Debtors and the Exit Lenders, each in their sole discretion, and otherwise reasonably satisfactory to the Required Consenting Noteholders, shall have become effective (or shall become effective concurrently with effectiveness of the Chapter 11 Plan) and all conditions precedent to issuance of the Tranche A Exit Senior Unsecured Notes shall have been satisfied or waived;
•
Any documents governing the Tranche B Exit Senior Unsecured Notes, which shall be in form and substance acceptable to the Debtors and the Required Consenting Noteholders, shall have become effective (or shall become effective concurrently with effectiveness of the Chapter 11 Plan) and all conditions precedent to issuance of the Tranche B Exit Senior Unsecured Notes shall have been satisfied or waived;
•
The Bankruptcy Court shall have entered the DIP Orders, in form and substance acceptable to the Debtors and the DIP Lenders approving the DIP Facility, and otherwise reasonably satisfactory to Required Consenting Noteholders;
•
The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders approving the Disclosure Statement;
•
The order confirming the Chapter 11 Plan, in form and substance reasonably acceptable to the Debtors and the Required Consenting Noteholders and otherwise consistent with the terms and conditions described in this Term Sheet or the RSA, as applicable, shall have been entered and shall have become a final order that is not stayed;
•
The Scheme of Arrangement shall have been approved by the Irish court overseeing the Examinership Proceeding and shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Chapter 11 Plan); and
•
The Debtors shall have paid the Restructuring Expenses in full, in cash.

11

D&O Liability Insurance Policies & Indemnification
The Weatherford Entities shall maintain and continue in full force and effect all insurance policies (and purchase any related tail policies providing for coverage for at least a six-year period after the Effective Date) for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). All indemnification provisions in existence as of the date of the RSA for directors, managers, and officers of the Weatherford Entities (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”) shall be reinstated and remain intact and irrevocable and shall survive the Effective Date. All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall survive the Effective Date and be unimpaired under the Chapter 11 Plan and Scheme of Arrangement.

Releases
The Chapter 11 Plan shall include customary releases (including third party releases) and exculpation provisions, in each case, to the fullest extent permitted by law, for the benefit of the Weatherford Entities, the Agents, the Indenture Trustee, the Noteholder Committee, the Consenting Noteholders, the DIP Lenders, the Exit Lenders and the Weatherford Entities’ current and former officers and directors and each of such preceding entities’ directors, officers, current and former shareholders (regardless of whether such interests are held directly or indirectly), partners, managers, officers, principals, members, employees, agents, affiliates, advisory board members, parents, subsidiaries, predecessors, successors, heirs, executors and assignees, attorneys, financial advisors, investment bankers, accountants, consultants, and other professionals or representatives, each solely in their capacities as such, subject to a carveout for any act or omission that constitutes actual fraud, gross negligence, or willful misconduct as determined by final order of a court of competent jurisdiction.

Such release shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Weatherford Entities, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Weatherford Entities would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Effective Date arising from or related in any way in whole or in part to the Weatherford Entities, the purchase, sale, or rescission of the

12

purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim against or equity interest in the Weatherford Entities that is treated hereunder, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents.

13

EXHIBIT A

DIP Term Sheet

WEATHERFORD INTERNATIONAL PLC

SUMMARY OF TERMS AND CONDITIONS OF THE DIP TERM LOAN

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Restructuring Term Sheet.

Borrowers:
Weatherford International PLC (“WIL-Ireland”), Weatherford International Ltd. (“WIL-Bermuda”) and Weatherford International, LLC (“WIL-Delaware”, and collectively with WIL-Ireland and WIL- Bermuda, the “Borrowers”).

Guarantors:
All of the Borrowers’ direct and indirect subsidiaries that are guarantors under the DIP Revolver Loan (collectively, the “Guarantors”); provided that, notwithstanding the foregoing, the identity of the actual Guarantors shall be satisfactory to both the DIP Commitment Parties and the Borrowers. The guarantors shall be non-debtors.

Facility:	$1.0 billion aggregate principal amount debtor-in-possession term loan credit facility (the “DIP Term Loan”).
Security:
The DIP Term Loan will be secured by the same assets as, and on a pari passu basis with, the DIP Revolver Loan; provided that, notwithstanding the foregoing, the assets that shall constitute collateral for the DIP Term Loan shall be satisfactory to both the DIP Commitment Parties and the Borrowers.

Priority:	The DIP Term Loans shall constitute a super-priority administrative claim of the Borrowers.
Use of Proceeds:	Working capital, general corporate purposes, payment of restructuring transaction fees and expenses and payment of certain prepetition debt as set forth in the RSA.
Lenders:
Certain members of the Noteholder Committee shall provide commitments for the DIP Term Loan (the “DIP Commitment Parties”) on terms consistent with this term sheet and otherwise acceptable to the DIP Commitment Parties and the Borrowers.

Issue Price:	99.5%
Structuring Fee:	1.25% payable to the DIP Commitment Parties at a time to be agreed in the definitive commitment documentation; provided that such time shall be prior to the commencement of the Chapter 11 Cases.
Maturity Date:	The earlier of the Effective Date and 12 months.
Interest Rate:	LIBOR + 3.00% (with 1% LIBOR floor).
Default Rate:	Additional 2.00%.

1

MFN:
If the all-in yield (including interest rate and upfront fees, OID, structuring fees, commitment fees and other similar fees, equated to yield based on customary financial conventions) of the DIP Revolver Loan exceeds that of the DIP Term Loan on the date of the closing of the DIP Revolver Loan (or thereafter if there is an increase in the all-in yield as a result of any flex provisions that are in effect on the date of the closing of the DIP Revolver Loan (if any)), then the all-in yield of the DIP Term Loan will be increased such that the all-in yield of the DIP Term Loan would equal that of the DIP Revolver Loan

Amortization:	None.
Call Protection:	None.
Ratings:	None.
Representations and Warranties:	Customary for DIP financings of this type.
Affirmative Covenants:
Customary for DIP financings of this type, including, without limitation, reporting covenant for annual audited financial statements, quarterly unaudited financial statements and rolling 13-week cash flow of the Borrowers, including bi-monthly variance report and forecast (only available to private-side lenders) to be updated on a monthly basis (but no budget variance covenant).

Negative Covenants:	Customary for DIP financings of this type.
Financial Covenant:	Minimum liquidity covenant of $150 million, which shall be the sum of the unrestricted cash of the Borrowers and Guarantors and DIP Revolver Loan availability.
Milestones:	None.
Amendments:	100% approval for pricing changes, maturity extensions, voting rights and other customary “sacred rights” for DIP facilities of this type. Greater than 50% approval for other amendments and waivers.
Expenses:
All reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of one outside counsel for the agent, one outside counsel for the lenders taken as a whole and one local counsel as reasonably required in each applicable jurisdiction) of the agent and lenders under the DIP Term Loan in connection with the negotiation and execution of the DIP Term Loan and the transactions contemplated thereby shall be paid by the Borrowers from time to time.

Governing Law:	New York.

2

EXHIBIT B

Tranche A Exit Senior Unsecured Notes Term Sheet

WEATHERFORD INTERNATIONAL, LLC

SUMMARY OF TERMS AND CONDITIONS OF THE TRANCHE A EXIT SENIOR UNSECURED NOTES

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Restructuring Term Sheet.

Issuer:	Weatherford International, LLC (“WIL-Delaware”)[1].
Guarantors:	Weatherford International PLC, Weatherford International Ltd. and all of the guarantors of the Exit Revolver (the “Guarantors”).
Issue:	Up to $1.25 billion aggregate principal amount of senior unsecured notes (the “Tranche A Exit Senior Unsecured Notes”).
Security:	None.
Distribution:	144A-for-life.[2]
Use of Proceeds:	Working capital, general corporate purposes, payment of transaction fees and expenses and repayment of outstanding amounts under DIP Facilities.
Holders/Backstop Commitments:	Certain members of the Noteholder Committee will fully backstop the Tranche A Exit Senior Unsecured Notes (the “Exit Backstop Parties”).
Backstop Fees:	5.00%, payable to the Exit Backstop Parties on a date to be agreed in the definitive backstop agreement; provided that such time shall be prior to the commencement of the Chapter 11 Cases.
Maturity Date:	5 years from the Effective Date of the Chapter 11 Plan.
Interest Rate:
8.00% in the event the Tranche A Exit Senior Unsecured Notes are rated Ba2 or better by Moody’s Investors Services, Inc. (“Moody’s”), and 9.00% in the event the Tranche A Exit Senior Unsecured Notes are rated Ba3 or worse by Moody’s, in each case plus flex as set forth on Annex A hereto.

Default Rate:	Additional 2.00%.

1 WFT to confirm which entity will issue the notes.
2 To be discussed with the Exit Backstop Parties.

1

Call Protection:
● Prior to the second anniversary of the issuance date, par, plus accrued interest plus a customary make whole premium using a discount rate equal to the treasury rate on a comparable treasury note plus 50 basis points;

● On or after the second anniversary but prior to the third anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-half of the interest rate, plus accrued interest;

● On or after the third anniversary but prior to the fourth anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-quarter of the interest rate, plus accrued interest; and

● On or after the fourth anniversary of issuance, the prepayment amount shall be at par plus accrued interest.

Notwithstanding the foregoing, the Issuer shall be permitted to redeem up to $500 million of the Tranche A Exit Senior Unsecured Notes at 103% of par plus accrued interest.

Representations and Warranties:
Customary for exit financings of this type to be included in a customary securities purchase agreement to be executed among the Issuer, the Guarantors, the Exit Backstop Parties and any other purchasers of Exit Senior Secured Notes at the time of initial issuance.

Affirmative Covenants:	Customary for exit financings of this type, including, without limitation, standard public company financial reporting requirements.
Negative Covenants:
Customary for exit financings of this type, including but not limited to restrictions on debt, liens, restricted payments, asset sales and investments. Debt covenant shall permit, among other things, up to a
$1.0 billion first lien Exit Revolver and $1.25 billion of New Unsecured Notes (Tranche B) (plus, in each case, interest and fees accrued thereon).

Financial Covenants:	None.
Amendments:	100% approval for pricing changes, maturity extensions, voting rights and other customary “sacred rights” for exit financings of this type. Greater than 50.0% approval for other amendments and waivers.
Expenses:
All reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of one outside counsel for the trustee, one outside counsel for the Exit Backstop Parties taken as a whole and one local counsel as reasonably required in each applicable jurisdiction) of the trustee and Exit Backstop Parties in connection with the negotiation and issuance of the Exit Senior Secured Notes and the transactions contemplated thereby shall be paid by the Issuer from time to time.

2

Governing Law:            New York.

3

EXHIBIT C

Tranche B Exit Senior Unsecured Notes Term Sheet

WEATHERFORD INTERNATIONAL, LLC SUMMARY OF TERMS AND CONDITIONS OF THE TRANCHE B EXIT UNSECURED NOTES
Capitalized terms used but not defined herein shall have the meanings assigned to them in the Restructuring Term Sheet.

Issuers:	Weatherford International, LLC[1].

Guarantors:	Weatherford International plc, Weatherford International Ltd. and all of
the guarantors of the Exit Revolver (the “Guarantors”).

Facility:	Up to $1,250,000,000 aggregate principal amount of senior unsecured notes (the “Tranche B Exit Senior Unsecured Notes”).

Security:	None.

Maturity Date:	7 years after the Effective Date of the Plan.

Interest Rate:	8.00%

Default Rate:	Additional 2.00%.

Amortization:	None.

Call Protection:	·

•	Prior to the third anniversary of the issuance date, par, plus accrued interest plus a customary make whole premium using a discount rate equal to the treasury rate on a comparable treasury note plus 50 basis points;

•
On or after the third anniversary but prior to the fourth anniversary of the issuance date, the prepayment amount shall be at 100% of par plus three-quarters of the interest rate, plus accrued interest;

•	On or after the fourth anniversary but prior to the fifth anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-half of the interest rate, plus accrued interest;

•
On or after the fifth anniversary but prior to the sixth anniversary of the issuance date, the prepayment amount shall be at 100% of par plus one-quarter of the interest rate, plus accrued interest; and

•	On or after the sixth anniversary of issuance, the prepayment amount shall be at par plus accrued interest.

1 WFT to confirm which entity will issue the notes.

1

Affirmative Covenants:	Customary for financings of this type, including, without limitation, standard public company financial reporting covenants.

Negative Covenants:	Customary for financings of this type, including but not limited to restrictions on debt, liens, restricted payments, asset sales and investments. Debt covenant shall permit, among other things, up to a
$1.0 billion first lien Exit Revolver and $1.25 billion of new unsecured notes
(Tranche A) (plus, in each case, interest and fees accrued thereon).

Financial Covenant:	None.

Amendments:	100% approval for pricing changes, maturity extensions, voting rights and other customary “sacred rights” for financings of this type. Greater than
50% approval for other amendments and waivers.

Governing Law:    New York.

2

Form of Transferee Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of May 10, 2019, by and among: (i) Weatherford International Plc and each of the other Debtors thereto and (ii) the Consenting Noteholders, is executed and delivered by [     ] (the “Joining Party”). Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Noteholders.

2.Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims next to its name on Annex 2 (which annex shall not be publically disclosed or filed), and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to the Joining Party at the address next to its name on Annex 2 (which annex shall not be publically disclosed or filed):

*****

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Annex 1 to the Form of Transferee Joinder

[Annex - 1 to the Joinder Agreement]